Exhibit 10.5

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

THIS SEVERANCE AGREEMENT AND RELEASE OF CLAIMS (“Agreement”) is executed this 3rd day of March, 2003 by and between PRICESMART, INC. (referred to herein as “Company”) and Kevin C. Breen (“Employee”).

This Agreement is made with reference to the following facts:

A)	The Company employs Employee as Executive Vice President – Operations.

B)	The parties now desire to enter into a binding agreement regarding their future relationship and to settle and compromise, once and forever, any disputes and controversies which may now exist or may in the future arise from the employment relationship and termination thereof.

WHEREFORE, the parties agree as follows:

1.	(a) Employee’s employment with the Company terminates effective March 23, 2003. After March 23, 2003 Employee shall not be entitled to any salary, wages, commissions, options, bonuses, profit sharing, benefits, insurance or other compensation from Company or any related entity except as specifically set forth in paragraph (2) below.

(b) Notwithstanding anything to the contrary herein, both the Company and Employee retain the option to terminate their employment relationship at any time, for any reason whatsoever, with or without cause, and with or without advance notice, prior to March 23, 2003.

2.	In consideration for the execution of this Agreement and the performance of the terms and conditions herein, the Company shall:

(a) Pay to Employee severance pay in an amount equal to one hundred forty four thousand five hundred. Dollars ($144,500), minus standard payroll deductions, during the twelve month period beginning eight (8) days after execution of this Agreement by Employee; said payments shall be made in equal installments in conformity with Price’s normal payroll period.

3.	Enter into an Independent Contractor Agreement with Employee, in the form attached hereto as Exhibit “A”.

4.	Provide Employee with outplacement services to be provided by a firm selected by Company, up to the amount of $500.00, which sum is to be paid by Company to such firm, to assist Employee in locating other suitable employment.

5.	Employee acknowledges that he/she is receiving consideration under this Agreement to which he/she would not otherwise be entitled. Employee further agrees and recognizes that by signing this Agreement, his/her employment relationship with Company is permanently and irrevocably severed as of the date set forth in Paragraph 1(a) above, or earlier date pursuant to Paragraph 1(b) above, and that Company and its related, affiliated, parent or subsidiary companies, if any, have no obligation, contractual or otherwise, to hire, rehire, re-employ, or recall Employee in the future (except as set forth in Paragraph 2(b), above).

6.	Employee understands and acknowledges that during the course of his/her employment by the Company, as well as any prior employment with Price Enterprises, Inc., The Price Company and/or Price/Costco, Inc. (collectively “Price”), he/she had access to and became acquainted with trade secrets and other confidential information of the Company and/or Price, including but not limited to compilations of information, records, computer programs, financial information, publication information and vendor information which are owned by the Company and/or Price and which are regularly used in the operation of the business of the Company and/or Price. Employee further understands and acknowledges that despite termination of his/her employment with the Company, he/she has a continuing legal obligation not to disclose, and not to use, directly or indirectly, any such trade secrets or confidential information owned by the Company and/or Price.

7.	Employee understands and acknowledges that all files, records, documents, equipment, computer programs, printouts, memoranda, lists, notes, work product, journal documents, production documents, photographic material, advertising materials, vendor information and similar material relating to the business of the Company and/or Price, and all copies of same, whether prepared by Employee or otherwise coming into his/her possession during the term of his/her employment with the Company and/or Price, are the exclusive property of the Company and/or Price. Employee agrees that to the extent he/she has any such material in his/her possession, he/she will return all such material to the Company on the last day of Employee’s employment with the Company.

8.	In consideration of the covenants set forth in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee, on behalf of his/her successors, assigns and legal representatives, fully, irrevocably and unconditionally releases and discharges the Company, as well as its officers, directors, shareholders, agents, employees, and representatives, in their capacity as such and otherwise, including their heirs, executors and administrators, as well as related, affiliated, subsidiary, predecessor and parent companies (including, but not limited to, Price Enterprises, Inc., The Price Company and Price/Costco, Inc.), successors and assigns, separately and collectively, and each of them (collectively “Releasees”), from all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses, including attorneys’ fees, of any nature whatsoever, known or unknown, suspected or unsuspected, which Employee ever had, now has, or may have against Releasees, up to the date of Employee’s signing of this Agreement, by reason of any act, event or omission concerning any matter or thing, including, without limiting the generality of the foregoing, any claims against Releasees, arising from or relating, either directly or indirectly, to Employee’s status as an employee of the Company or the separation of that employment, any claims arising from any emotional, bodily or personal injuries, loss of income, employment benefits, wrongful discharge, or discrimination, whether based on sex, sexual orientation, age, disability, medical condition, race, religion, national origin, ancestry, marital status, or any other characteristic or category or combination of same, as well as any alleged violation by Releasees of any federal, state or local statutes, ordinances or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the California Labor Code, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Fair Labor Standards Act, the Equal Pay Act, or any of the Company’s own policies, procedures or purported express or implied agreements or contracts with Employee.

9.	In accordance with the Older Worker’s Benefit Protection Act of 1990, Employee is aware of the following with respect to his/her release of any claims under the Age Discrimination in Employment Act (ADEA): 1) he/she has the right to consult with an attorney before signing this Agreement, and that to the extent, if any, that Employee has desired, Employee has done so; 2) Employee has twenty-one (21) days to review and consider this Agreement and his/her release of any ADEA claim, and that he/she may use as much of this 21-day period as he/she wishes prior to signing; 3) for a period of seven (7) days following the execution of this Agreement, Employee may revoke the Agreement and this Agreement shall not become effective or enforceable with respect to the claims under the ADEA until the revocation period has expired; 4) this Agreement shall become effective as to any ADEA claim eight (8) days after it is signed by Employee and Company, and in the event the parties do not sign on the same date, this Agreement shall become effective as to any ADEA claim eight (8) days after the date it is signed by Employee. Thereafter, Employee understands that Employee cannot revoke his/her waiver of any ADEA claim and that it will be binding upon Employee; 5) the parties acknowledge and agree that in the event Employee revokes his/her release/waiver of any age discrimination claims, Company shall have the unilateral right to terminate this entire Agreement. In the event of such termination, Employee understands and agrees that he/she shall not be entitled to any payment set forth in paragraph 2 above, and if Employee has received such payment, Employee agrees to return such payment to Company immediately.

10.	Employee expressly waives any and all rights which he/she might have under Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the Creditor does not know or suspect to exist in its favor at the time of executing the Release which if known by him must have materially affected his settlement with the debtor.

Notwithstanding Section 1542 of the Civil Code of California, Employee and Company expressly agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including as well those relating to unknown and unspecified actions, causes of action, claims or other proceedings, judgments, obligations, damages, or other liabilities, if any.

11.	Employee acknowledges that he/she is aware that he/she may discover facts different from, or in addition to, those now known or believed to be true with respect to the claims, causes of action, and liabilities herein released, and Employee nevertheless agrees that the release herein shall be and remain in all respects a complete and general release as to all matters released, notwithstanding any such known or unknown additional facts.

12.	This Agreement shall be construed and governed by the laws of the State of California. In the event that any provision of this Agreement is held to be void, null or unenforceable, insofar as reasonable and possible, the remainder of this Agreement shall be considered valid and operative and effect shall be given to the intent manifested by the portion held invalid or inoperative, and the parties authorize any modifications necessary to these provisions held invalid or inoperative so the parties’ intent may be carried out.

13.	Employee and Company each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them, and acknowledge and represent that this Agreement contains all terms and conditions pertaining to the compromise and settlement of the potential claims and causes of action referenced above. The terms of this Agreement are contractual and not a mere recital. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

14.	It is understood and agreed by the parties that this is a compromise agreement and that the furnishing by the Company of the consideration for this Agreement shall not be deemed or construed as an admission of liability or wrongdoing. The liability for any and all released claims is expressly denied by the Company.

15.	No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

16.	This Agreement is to be interpreted without regard to the draftsman. The terms and intent of this Agreement, with respect to the rights and obligations of the parties, shall be interpreted and construed on the express assumption that each party participated equally in its drafting.

17.	Employee represents and certifies that he/she has carefully read and fully understands all of the provisions and effects of this Agreement, and that he/she is voluntarily entering into this Agreement free of any duress or coercion.

18.	All disputes, controversies, or claims between Employee and Company, whether arising prior to Employee’s employment with Company, during employment, or after termination of Employee’s employment, including but not limited to the construction or application of the terms of this Agreement, shall be resolved by binding arbitration in accordance with the laws of the State of California for agreements made and to be performed in California. The arbitration shall be administered by the American Arbitration Association (“AAA”) pursuant to its rules most applicable to the particular claims being made, as determined by the AAA, and as then in effect, except as otherwise provided herein. The arbitration procedures described in this paragraph apply to all disputes between Employee and Company and any of the Releasees referred to in paragraph 6 of this Agreement, as well as Company’s officers, directors, employees, and agents, each of whom is a third-party beneficiary of this Agreement and who may invoke this arbitration provision. The disputes covered by this arbitration provision include, but are not limited to, claims of breach of contract (express or implied), wrongful termination, harassment, discrimination (including, but not limited to, race, color, religion, sex, national origin, age, disability, sexual orientation, marital status, and pregnancy), compensation and benefits claims, tort claims, such as defamation and invasion of privacy, and claims for violation of any federal, state or local law, statute, regulation or ordinance, including, but not limited to, the Fair Employment and Housing Act of the State of California, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Family Rights Act, and the Equal Pay Act. Notwithstanding, these arbitration procedures do not apply to Workers’ Compensation claims. Any arbitration shall be held in San Diego, California, before one independent and neutral arbitrator appointed by the AAA. The arbitrator shall determine the arbitrability of all disputes, claims and/or issues between Employee and Company, and Releasees as well as Company’s officers, directors, employees, and agents. Fees and costs of the arbitrator shall be borne by Company. The parties shall be entitled to discovery sufficient to adequately arbitrate the claims and defenses, including access to essential documents and witnesses, as determined by the arbitrator. The arbitrator shall issue a written arbitration decision that will reveal the essential findings and conclusions on which the award is based. Subject to limited judicial review pursuant to California Code of Civil Procedure §1286.2, the award of the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based upon such claim, dispute or other matter would be barred by the applicable statute of limitations. COMPANY AND EMPLOYEE KNOWINGLY WAIVE THEIR RIGHT TO A JURY TRIAL.

COMPANY:

Date: March 3, 2003	PRICESMART, INC.

By: /s/ ROBERT M. GANS

Name: Robert M. Gans

Its: Executive Vice President

EMPLOYEE:

Date: March 3, 2003	/s/ KEVIN C. BREEN Kevin C. Breen

Exhibit A

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is effective as of March 23, 2003 by and between PriceSmart, Inc., a Delaware corporation (“Price”), and Kevin C. Breen, an individual (“Contractor”), with respect to the following facts:

Recitals

A. Price has established and operates membership warehouse clubs in the Caribbean, Central America, Mexico and Asia.

B. Contractor has substantial experience in the operation of membership warehouse clubs, both in the United States and internationally.

C. Price desires to have the ability to utilize Contractor’s expertise in connection with the operation of Price’s membership warehouse clubs, and Contractor is willing to provide same to Price.

D. The parties desire to set forth their relationships in accordance with the terms of this Agreement.

Now, therefore, in consideration of the representations set forth above, and in this Agreement, the parties hereto covenant and agree as follows:

Agreement

1. Duties: Price hereby engages Contractor as its nonexclusive independent contractor to assist Price, at mutually agreed-upon times, in the operation of Price’s membership warehouse clubs in the areas of personnel, merchandising, systems, marketing and general oversight of operations. Contractor shall be available to so assist Price for up to four hundred fifty (450) hours during the term of this Agreement.

2. No Control. Price shall have no right, except to the extent required by law, to direct or limit Contractor’s activities as to production, prospects, reports, meetings, schedules, time-off, training, education or other similar activities. At Contractor’s request and at Contractor’s sole discretion, Price agrees to furnish such advice, information and full cooperation as Contractor shall desire.

3. Standard of Performance. In the accomplishment of the performance of such duties and responsibilities as are assigned to contractor under the terms of this Agreement, Contractor shall at all times conduct him/herself in a professional manner and shall conform to those standards of ethical conduct as are generally expected from those performing such services in the relevant business community. At all times during the term of this Agreement as defined below, the Contractor shall use personal best efforts to fulfill his duties.

4. Compensation. Contractor will be paid the total sum of $48,000, payable as follows: $4,000 per month beginning April 1, 2003.

5. Payment of Expenses. Contractor shall be solely responsible for the payment of all expenses associated with his activities under the terms of this Agreement and Price shall not pay any sums to Contractor except for the payments set forth in paragraph 4. Notwithstanding the foregoing, to the extent Contractor is required to travel to fulfill Contractor’s duties hereunder, Price will reimburse Contractor for all reasonable travel expenses, provided, however, that all such expenses are: (i) approved in advance; and (ii) subsequently confirmed by invoices and receipts delivered by Contractor to Price.

6. No Provision for Taxes. Price will not withhold any sums for any federal, state, or local taxing authorities (hereinafter collectively “Taxing Authorities”) from fees paid by Price to Contractor pursuant to this Agreement. Contractor is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by Price to Contractor for services under this Agreement. The parties acknowledge and agree that Contractor will not be treated as an employee with respect to the services provided hereunder for federal and state tax purposes.

7. Tax Indemnity. On request, Contractor will provide Price with proof of timely payment of all federal and state income taxes, including estimated taxes to all Taxing Authorities for fees paid under this Agreement. Contractor agrees to indemnify Price and hold it harmless from any and all claims which may be asserted against Price by a Taxing Authority because Price has not withheld sums from Contractor. As to FICA only, such indemnity shall be up to an amount equal to Contractor’s share of FICA and for the full amount of all sums which Price is or may be required to pay. Such obligation to reimburse shall exist regardless of whether Price is required to pay the aforementioned withholding taxes because a Taxing Authority contends that Contractor is legally the employee of Price and/or whether Price is required to pay such taxes because of non-payment or underpayment of such taxes by Contractor. Further, Price shall have no duty to oppose any effort to pay appropriate sums, and any such opposition by Price or claim for refund by Price shall be solely at the discretion of Price.

8. Term. The term of this Agreement commences March 23, 2003 and concludes March 22, 2004. This Agreement will terminate automatically on the occurrence of any of the following events: (1) Bankruptcy or insolvency of either party; (2) Death of Contractor; (3) Contractor’s failure to provide the services as may be requested hereunder during the term of this Agreement; (4) Contractor’s violation of the United States Foreign Corrupt Practices Act, 15 U.S.C. Section 78dd-1(“FCPA”); or (5) Dissolution of Price.

9. Non-Disclosure. Contractor acknowledges that Price holds as confidential, and Contractor may have access to during the Term of this Agreement, certain information and knowledge respecting the intimate and confidential affairs of Price in the various phases of its business, including, but not limited to, trade secrets, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, pricing information, and customer lists. During the Term of this Agreement and thereafter, Contractor shall not directly or indirectly disclose such information to any person or use any such information, except as required in the course of the Term of this Agreement. All records, files, keys, documents and the like relating to Price’s business, which Contractor shall use, or come into contact with, shall be and remain Price’s sole property, and shall be returned to Price upon the termination of this Agreement.

The parties hereby stipulate and agree that the foregoing matters are important, material and confidential and gravely affect the effective and successful conduct of the business of Price, and its goodwill, and that any breach of the terms of this paragraph is a material breach of this Agreement.

This paragraph 9 shall survive the termination of this Agreement. Price shall have the right, in addition to any other remedies available, to injunctive relief in the event Contractor breaches any of the provisions of this paragraph 9, it being acknowledged that other available remedies are inadequate.

10. Price Property. Contractor agrees that, upon termination of this Agreement for any reason or cause whatsoever, Contractor will immediately deliver and return to Price all of Price’ property including, without limitation, all lists of customers, vendors, samples, price lists, forms, handbooks, printouts, surveys, and other materials and property belonging to Price, whether issued to Contractor, loaned to customers or prospects by Price or otherwise.

11. Indemnification. Contractor shall indemnify and hold Price harmless from and against any and all loss, damage, liability, costs, and expenses, including reasonable attorneys’ fees, from any cause whatsoever, incurred by reason of, or arising out of or in connection with: (a) Contractor’s failure to perform any obligation hereunder; (b) any breach of this Agreement by Contractor and/or any agent or employee of Contractor; (c) any act or omission of Contractor or any agent or employee of Contractor; or (d) Contractors’ violation of the FCPA.

12. Independent Contractor. The parties to this Agreement desire to create a relationship of independent contractor, and in no way intend to create a relationship of employer and employee and in conformity therewith, Contractor retains sole and absolute discretion and judgment in the manner and means of carrying out Contractor’s selling and soliciting activities hereunder. In the performance of the respective obligations under this Agreement, the parties and their officers, employees and agents are at all times acting and performing as independent contractors. Nothing in this Agreement shall be construed to make or render either party or any of its officers, employees or agents, an agent, servant or employee of or joint venture of or with the other.

13. No Apparent Authority. Contractor neither shall have nor shall represent himself to any party as having any right, power or authority to create any obligation or contract, express or implied, on behalf of, in the name of or binding upon Price in any manner and for any purpose whatsoever.

14. Compliance with FCPA. Contractor covenants and agrees that he will:

(1) not make, offer or agree to offer anything of value to any government official, political party or candidate for government office in violation of the FCPA; and (2) comply with all laws and regulations of the United States, including, without limitation, the FCPA. Contractor represents and warrants that he is familiar with the FCPA and its purposes and that there is and will be no employment of the Contractor by any government or political officials.

15. Miscellaneous Provisions

15.1 Right of Offset. Price shall have the right to set off against all compensation payable to Contractor under this Agreement, the amount of any damages, liabilities, losses, costs and/or expenses suffered or incurred by Price by reason of any breach or default by Contractor and/or the agents or employees of Contractor in the performance of any of Contractor’s duties or obligations under this Agreement.

15.2 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of California. All disputes, controversies or claims between Contractor and Price arising, directly or indirectly, out of or relating to this Agreement shall be resolved by binding arbitration conducted in accordance with the rules of the American Arbitration Association, as then in effect, except as provided herein. Unless the parties otherwise agree, any arbitration shall be held in San Diego County, California. The parties shall be entitled to discovery sufficient to adequately arbitrate the claims and defenses, including access to essential documents and witnesses, as determined by the arbitrator. Costs and fees of the arbitrator shall be borne by the non-prevailing party. The award of the arbitrator, which may include equitable relief, shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof. Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based upon such claim dispute or other matter would be barred by the applicable statue of limitations.

15.3 Cost and Fees. In the event that any of the parties hereto institutes any action, arbitration, suit or proceeding to enforce the provisions of this Agreement, or for breach thereof, or to declare the right of the parties with respect thereto, the prevailing party shall be entitled to recover, in addition to damages, injunctive or other relief, reasonable costs and expenses including, without limitation, costs and reasonable attorney’s fees incurred in the furtherance of such action, arbitration, suit or proceeding.

15.4 Amendment and Modification. No term or provision of this Agreement may be amended or modified in any respect except in writing signed by the parties.

15.5 Notices. All notices or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or when postmarked, if mailed by certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to Contractor:

Kevin C. Breen

_______________________________

_______________________________

If to Price:                PriceSmart, Inc.

4649 Morena Blvd.

San Diego, CA. 92117

Attn: Robert M. Gans

Executive Vice President/General Counsel

or such other address as may be specified by a party hereto pursuant to notice given to the other parties in accordance with the provisions of this Section.

15.6 Binding Effect. This Agreement will be binding upon and inure to the benefit of Price, Contractor, and their respective successors, assigns, executors, legal administrators, heirs, devisees, and beneficiaries.

15.7 Consents and Waiver. No delay by any party in exercising any right under, or in taking any action to enforce any right under, this Agreement will operate as a waiver of any such right or in any manner affect the rights of any party thereunder. No consent by any party under this Agreement or waiver by any party of any representation, warranty, or other term or condition of this Agreement will be effective unless made in writing. Any such waiver will not be construed as a waiver of any other representation, warranty, or other term and condition of this Agreement. Failure by any party to insist upon strict conformance with or strict conformance of, any representation, warranty, or other term or condition in this Agreement in any one or more instances will not be a waiver by any party of his right to insist and enforce thereafter strict conformance with, and strict conformance of, (i) such representation, warranty, or other term or condition or (ii) any other representation, warranty or other term or condition in this Agreement.

15.8 Savings Provision. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the reminder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15.9 Cumulative Rights and Remedies. No right or remedy herein conferred upon the parties hereto is intended to be exclusive of any other right or remedy contained in this Agreement or in any instrument or document delivered in connection with or pursuant to this Agreement, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by stature, or otherwise.

15.10 Entire Agreement. This Agreement and the exhibit(s) attached hereto contains the entire agreement between the parties and supersedes any prior written or oral agreement between said parties concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter contained in this Agreement, which are not fully expressed herein.

15.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts, when taken together, shall constitute but one (1) agreement.

15.12 Gender. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

15.13 Caption Headings. Captions at the beginning of each numbered paragraph of this Agreement are solely for the convenience of the parties and shall not be deemed to be an integral part of the context of this Agreement.

15.14 Negotiated Transaction. The provisions of this Agreement were negotiated by both of the parties hereto, and said Agreement shall be deemed to have been drafted by both parties.

15.15 Further Assurances. Each party hereby agrees to promptly sign any additional instruments or documents which are necessary or appropriate to carry out the purpose of this Agreement.

15.16 Assignment. This Agreement and the respective rights and obligations hereunder may not be assigned by Contractor.

15. 17 Non-Competition. Contractor agrees that he will not, at any time during the term of this Agreement, directly or indirectly, whether or not for compensation, engage in, enter into any agreement to engage in, or have any interest in any other person, firm, corporation, or business (whether as an employee, officer, director, agent, shareholder, security holder, creditor, partner, consultant, holder of any beneficial interest or otherwise) that operates a membership warehouse club, hypermarket or discount store in those markets which are served by Price’s membership warehouse clubs.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PRICE:	CONTRACTOR:

PRICESMART, INC., a Delaware	/s/ KEVIN C. BREEN
Corporation	Kevin C. Breen

By: /s/ ROBERT M. GANS

Title: Executive Vice President